Exhibit 99.1

For Immediate Release

Mediacom Broadband LLC and Mediacom Broadband Corporation

Announce Expiration and Final Results of Tender Offer for 8 1/2% Notes

Middletown, NY - September 12, 2012 - Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Companies”), wholly-owned subsidiaries of Mediacom Communications Corporation, today announced the expiration and final results of the previously announced cash tender offer for up to $350 million aggregate principal amount of the Companies’ outstanding 8 1/2% Senior Notes due 2015 (the “Notes”). The tender offer expired at 8:00 a.m., New York City time, on September 12, 2012 (the “Expiration Time”).

As previously announced, as of 5:00 p.m., New York City time, on August 27, 2012 (the “Early Tender Date”), $73.8 million aggregate principal amount of Notes was validly tendered and not withdrawn (the “Early Tendered Notes”), and the Companies accepted and purchased $51.5 million aggregate principal amount of the Early Tendered Notes on August 28, 2012 (the “Early Settlement Date”) in accordance with the pro ration procedures of the tender offer. An additional $1.0 million aggregate principal amount of Notes was validly tendered between the Early Tender Date and the Expiration Time (the “Regular Tendered Notes”).

The Companies have accepted for purchase the remaining Early Tendered Notes not purchased on the Early Settlement Date, which is equal to $22.3 million aggregate principal amount, and the Regular Tendered Notes. Holders whose Early Tendered Notes are accepted for payment will receive $1,022.50, plus an amount equal to accrued interest, payable in cash, for each $1,000 principal amount of Notes accepted for payment, which amount includes an early tender payment of $20 per $1,000 principal amount of Notes accepted for payment. Holders whose Regular Tendered Notes are accepted for payment will receive $1,002.50, plus an amount equal to accrued interest, payable in cash, for each $1,000 principal amount of Notes accepted for payment.

Pursuant to the terms of the tender offer, Notes not tendered in the tender offer will remain outstanding, and the terms and conditions governing the Notes, including the covenants and other provisions contained in the indenture governing the Notes, will remain unchanged.

About Mediacom Communications

Mediacom Communications is the nation’s eighth largest cable television company and one of the leading cable operators focused on serving the smaller cities in the United States, with a significant concentration in the Midwestern and Southeastern regions. Mediacom Communications offers a wide array of broadband products and services, including digital television, video-on-demand, digital video recorders, high-definition television, as well as high-speed Internet access and phone service. Mediacom Communications also offers affordable broadband communications solutions that can be tailored to any size business through Mediacom Business. For more information about Mediacom Communications, please visit www.mediacomcc.com

Forward Looking Statements

This press release contains forward looking statements that involve risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied by the forward looking statements in this press release include: adverse conditions in the capital markets, failure of holders to participate in the tender offer and the other risks and uncertainties discussed in our Annual Report on Form 10-K for the year ended December 31, 2011.

Contact:

Investor Relations	Media Relations
Calvin Craib	Thomas Larsen
Senior Vice President,	Group Vice President,
Corporate Finance	Legal and Public Affairs
(845) 695-2675	(845) 695-2754

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